FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter and Full Year 2020 Financial Results
Opens 153 Net New Restaurants in 2020
Records 17th Consecutive Year of Positive Same-Store Sales Growth

Dallas, February 17, 2021 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal fourth quarter and fiscal year ended December 26, 2020.

Highlights for the fiscal fourth quarter 2020 compared to the fiscal fourth quarter 2019:

▪System-wide sales increased 26.5% to $502.5 million
▪59 net new openings in the fiscal fourth quarter 2020
▪Domestic same-store sales increased 18.2%
▪Domestic restaurant AUV increased to approximately $1.49 million, compared to $1.25 million in the prior fiscal fourth quarter
▪Digital sales increased to 62.5% of sales, compared to 38.2% in the prior fiscal fourth quarter
▪Total revenue increased 19.0% to $63.3 million
▪As a result of the $13.7 million of expenses associated with the refinancing of our debt and payment of special dividend, net loss was $6.4 million, or loss of $0.21 per diluted share, compared to net income of $3.0 million, or $0.10 per diluted share, in the prior fiscal fourth quarter. Adjusted net income* and adjusted diluted earnings per share*, both non-GAAP measures, were $5.3 million and $0.18 per diluted share, compared to $4.3 million and $0.14 per diluted share in the prior fiscal fourth quarter
▪Adjusted EBITDA*, a non-GAAP measure, increased 14.7% to $16.2 million

Highlights for the fiscal year 2020 compared to the fiscal year 2019:

▪System-wide restaurant count increased 11.0% to 1,538 worldwide locations with 153 net openings
▪System-wide sales increased 28.8% to $2.0 billion
▪Domestic same-store sales increased 21.4%, marking the 17th consecutive year of same store sales growth
▪Total revenue increased 24.6% to $248.8 million
▪Net income increased to $23.3 million, or $0.78 per diluted share, compared to $20.5 million, or $0.69 per diluted share, in the prior fiscal year. Adjusted net income* and adjusted diluted earnings per share*, both non-GAAP measures, were $32.5 million and $1.09 per diluted share, compared to $21.7 million and $0.73 per diluted share in the prior fiscal year
▪Adjusted EBITDA*, a non-GAAP measure, increased 26.1% to $71.9 million

* Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“I am extremely proud of the tremendous efforts of our brand partners, supplier partners, and thousands of team members in the face of unprecedented circumstances to deliver our industry leading 17th consecutive year of positive same-store sales growth in 2020. The domestic same-store sales growth of 21.4% drove our domestic average unit volumes to almost $1.5 million, advancing our best-in-class unit economics. We opened 153 net new restaurants in 2020, and as we enter into 2021, our pipeline of domestic restaurant commitments exceeds 700, up from 610 in the prior year,” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “2020 further proved the resiliency of our model and we’re truly humbled by our results. We remain focused on our strategic long-term growth drivers and driving shareholder value as we work toward our vision of becoming a top 10 global restaurant brand.”

Key operating metrics for the fiscal fourth quarter 2020 compared to the fiscal fourth quarter 2019

	Thirteen Weeks Ended
	December 26, 2020	December 28, 2019
Number of system-wide restaurants open at end of period	1,538	1,385
Number of domestic franchise restaurants open at end of period	1,327	1,200
Number of international franchise restaurants open at end of period	179	154
System-wide sales (in thousands)	$502,472	$397,243
Domestic restaurant AUV (in thousands)	$1,489	$1,246
Domestic same-store sales growth	18.2%	12.2%
Company-owned domestic same store sales growth	10.4%	8.9%
Net (loss) income (in thousands)	$(6,410)	$3,047
Adjusted net income (in thousands)	$5,256	$4,287
Adjusted EBITDA (in thousands)	$16,228	$14,154

Fiscal fourth quarter 2020 financial results

Total revenue for the fiscal fourth quarter 2020 increased to $63.3 million from $53.2 million in the fiscal fourth quarter last year.
▪Royalty revenue, franchise fees and other increased $4.1 million to $28.0 million from $23.9 million in the fiscal fourth quarter of the prior year. The increase was primarily due to domestic same-store sales growth of 18.2% as well as 152 net franchise restaurant openings since December 28, 2019, partially offset by a decrease in contributions received for our franchisee convention, which occurred in the fourth quarter of 2019. There was no franchisee convention held in fiscal year 2020.
▪Advertising fees increased $4.2 million to $19.3 million from $15.2 million in the fiscal fourth quarter of the prior year. The increase was primarily due to domestic system-wide sales growth in the fiscal quarter ended December 26, 2020 compared to the fiscal quarter ended December 28, 2019.
▪Company-owned restaurant sales increased $1.8 million to $15.9 million from $14.1 million in the fiscal fourth quarter of the prior year. The increase was due to company-owned same-store sales growth of 10.4%, which was primarily driven by an increase in transaction size, as well as an increase in the number of company-owned restaurants. Since the beginning of the prior fiscal year period, we acquired six company-owned restaurants from franchisees, opened three new company-owned restaurants, and refranchised seven company-owned restaurants to franchisees.

Cost of sales increased to $12.2 million from $10.5 million in the fiscal fourth quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 76.7% from 74.2% in the prior year comparable period. The increase was primarily due to a 17.7% increase in the cost of bone-in chicken wings as compared to the prior year period. This increase was partially offset by sales leverage achieved as a result of the increase in company-owned same-store sales of 10.4%.

Advertising expenses were $17.6 million compared to $14.5 million in the fiscal fourth quarter of the prior year primarily due to domestic system-wide sales growth. Advertising expenses are recognized at the same time as the related revenue, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) increased $3.1 million to $21.0 million from $17.8 million in the fiscal fourth quarter of the prior year. The increase in SG&A expense was primarily due to $1.4 million in higher professional fees primarily related to investments in technology, $1.3 million of expenses related to COVID-19 and support provided to international franchisees, $1.1 million in higher variable-based compensation expense, and approximately $1.0 million in headcount related expenses to support the growth in our business. These increases were partially offset by a decrease of $1.8 million related to the franchisee convention held in the fourth quarter of 2019. There was no franchisee convention held in fiscal year 2020.

Interest expense, net was $4.0 million in the fiscal fourth quarter of 2020, a decrease of $0.2 million, or 4.0%, compared to $4.2 million in the prior fiscal period. The decrease was due to the refinancing of our securitized financing facility on October 30, 2020, which increased our outstanding debt by $162.4 million and reduced our interest rate from 4.97% to 2.84%.

Loss on debt extinguishment and refinancing transactions was $13.7 million in the fiscal fourth quarter of 2020 due to costs and fees associated with the refinancing of our securitized financing facility during the fiscal fourth quarter of 2020.

Net loss was $6.4 million, or $0.21 per diluted share, compared to net income of $3.0 million, or $0.10 per diluted share, in the fiscal fourth quarter of the prior year.

Adjusted net income was $5.3 million, or $0.18 per diluted share, compared to $4.3 million, or $0.14 per diluted share, in the prior year period. Reconciliations between net income and adjusted net income and between earnings per diluted share and adjusted earnings per diluted share are included in the accompanying financial schedules.

Key operating metrics for the fiscal year 2020 compared to the fiscal year 2019

	Fiscal Year Ended
	December 26, 2020	December 28, 2019
Number of system-wide restaurants open at end of period	1,538	1,385
Number of domestic franchise restaurants open at end of period	1,327	1,200
Number of international franchise restaurants open at end of period	179	154
System-wide sales (in millions)	$1,951	$1,515
Domestic restaurant AUV (in thousands)	$1,489	$1,246
Domestic same-store sales growth	21.4%	11.1%
Company-owned domestic same store sales growth	14.2%	9.8%
Net income (in thousands)	$23,306	$20,476
Adjusted net income (in thousands)	$32,500	$21,716
Adjusted EBITDA (in thousands)	$71,882	$56,989

Fiscal year 2020 financial results
Total revenue for fiscal year 2020 increased 24.6% to $248.8 million from $199.7 million in the prior fiscal year. The increase was primarily due to increases in royalty revenue and advertising fees resulting from 152 net franchise restaurant openings since December 28, 2019 and domestic same-store sales growth of 21.4%.
Company-owned restaurant sales increased $9.5 million to $65.0 million from $55.5 million in the prior fiscal year. The increase was primarily due an increase in company-owned same-store sales of 14.2%, which was driven by both an increase in transaction size and transactions.
Net income was $23.3 million, or $0.78 per diluted share, compared to net income of $20.5 million, or $0.69 per diluted share in the prior fiscal year.
Adjusted net income was $32.5 million, or $1.09 per diluted share, compared to $21.7 million, or $0.73 per diluted share, in the prior fiscal year. The increase in adjusted net income is primarily driven by the increases in total revenues and a lower effective tax rate due to excess tax benefits associated with stock options exercised in fiscal year 2020. The increases in revenue were offset by increased expenses related to national advertising and additional SG&A expenses primarily related to increased headcount-related expenses to support the growth in our business and higher variable performance-based compensation expense. Reconciliations between net income and adjusted net income and earnings per diluted share and adjusted earnings per diluted share are included in the accompanying financial schedules.

Financial Outlook
The Company is reaffirming its three- to five-year outlook, consisting of the following:
•10%+ system-wide annual unit growth
•Mid-single digit domestic same store sales growth
Additionally, the Company expects SG&A for fiscal year 2021 of between $76.0 - $78.5 million, and Adjusted SG&A, a non-GAAP measure, of between $55.1 - $56.6 million.
A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, is provided below:

	2021 Outlook		Fiscal Year
	Low	High	2020
SG&A, reported	$76.0	$78.5	$69.0
Convention costs (a)	Approximately 2.0		—
Expenses related to national advertising (a)	9.2	9.7	7.9
Stock compensation expense	9.7	10.2	8.6
Loss on debt extinguishment and refinancing transactions	—	—	0.2
Consulting fees associated with strategic initiatives	—	—	1.4
Adjusted SG&A (b)	$55.1	$56.6	$50.9

(a) Convention costs and expenses related to national advertising both have equal and offsetting contributions included in revenue and do not impact operating income.
(b) Adjusted SG&A is a non-GAAP measure.

Restaurant Development

As of December 26, 2020, there were 1,538 Wingstop restaurants system-wide. This included 1,359 restaurants in the United States, of which 1,327 were franchised restaurants and 32 were company-owned, and 179 franchised restaurants in international markets. There were 59 net system-wide Wingstop restaurant openings during the fiscal fourth quarter 2020, and 153 net system-wide restaurants were opened during the fiscal year ended December 26, 2020.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to stockholders, our board of directors authorized and declared a quarterly dividend of $0.14 per share of common stock, resulting in a total dividend of approximately $4.2 million. This dividend will be paid on March 26, 2021 to stockholders of record as of March 5, 2021.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same-store sales and are also influenced by opening new restaurants.

Domestic Same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and refinancing transactions, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and related tax adjustments.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. Additionally, SG&A is further adjusted for items which have offsetting contributions that are included in revenue, such as convention costs and expenses associated with national advertising.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal fourth quarter 2020 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10151476. The replay will be available through Wednesday, February 24, 2021.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,500 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.
In fiscal year 2020, Wingstop's system-wide sales increased 28.8% year-over-year to approximately $2.0 billion, marking the 17th consecutive year of same-store sales growth, and Wingstop achieved over 700% stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of 1,538 as of December 26, 2020. During the fiscal quarter ended December 26, 2020, Wingstop generated 62.5% of sales via digital channels including Wingstop.com and the Wingstop app.
A key to Wingstop’s success is The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. This value system extends to its environmental, social, governance platform as Wingstop seeks to provide value to all stakeholders.
The Company has been ranked on Entrepreneur Magazine's "150 Strongest-Growing Franchises" and "The World's Best Franchises" (2020), Franchise Business Review's "Top Food Franchises" (2020), Nation's Restaurant News' "Top 200 Restaurant Chains" (2020), Fast Casual's "Top 100 Movers & Shakers" (2020), and named to The Stevie Awards for Great Employers (2020).

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can,” “have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our 2021 fiscal year outlook for system-wide unit growth, domestic same store sales growth, SG&A expenses, Adjusted SG&A and statements regarding our progress toward our goal of becoming a top 10 global restaurant brand. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contact
Alex Kaleida and Susana Arevalo
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 26, 2020	December 28, 2019
Assets
Current assets
Cash and cash equivalents	$40,858	$12,849
Restricted cash	4,815	4,790
Accounts receivable, net	4,929	5,175
Prepaid expenses and other current assets	5,532	2,449
Advertising fund assets, restricted	16,486	4,927
Total current assets	72,620	30,190
Property and equipment, net	27,948	27,842
Goodwill	53,690	50,188
Trademarks	32,700	32,700
Customer relationships, net	11,600	12,910
Other non-current assets	13,007	12,283
Total assets	$211,565	$166,113
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$3,658	$3,348
Other current liabilities	26,729	21,454
Current portion of debt	3,600	3,200
Advertising fund liabilities	16,486	4,927
Total current liabilities	50,473	32,929
Long-term debt, net	466,933	307,669
Deferred revenues, net of current	24,962	22,343
Deferred income tax liabilities, net	4,480	4,485
Other non-current liabilities	6,027	8,115
Total liabilities	552,875	375,541
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,687,123 and 29,457,228 shares issued and outstanding as of December 26, 2020 and December 28, 2019, respectively	297	295
Additional paid-in-capital	421	552
Accumulated deficit	(342,028)	(210,275)
Total stockholders' deficit	(341,310)	(209,428)
Total liabilities and stockholders' deficit	$211,565	$166,113

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$28,020	$23,900	$108,883	$88,291
Advertising fees	19,340	15,179	74,930	55,932
Company-owned restaurant sales	15,922	14,107	64,998	55,453
Total revenue	63,282	53,186	248,811	199,676
Costs and expenses:
Cost of sales (1)	12,216	10,463	48,583	41,105
Advertising expenses	17,648	14,532	69,428	52,891
Selling, general and administrative	20,950	17,832	68,985	57,295
Depreciation and amortization	2,231	1,465	7,518	5,484
Gain on sale of restaurants and other expenses, net	156	—	(3,093)	—
Total costs and expenses	53,201	44,292	191,421	156,775
Operating income	10,081	8,894	57,390	42,901
Interest expense, net	4,018	4,184	16,782	17,136
Loss on debt extinguishment and refinancing transactions	13,665	—	13,665	—
Income (loss) before income tax expense	(7,602)	4,710	26,943	25,765
Income tax expense (benefit)	(1,192)	1,663	3,637	5,289
Net income (loss)	$(6,410)	$3,047	$23,306	$20,476

Earnings (loss) per share
Basic	$(0.22)	$0.10	$0.79	$0.70
Diluted	$(0.21)	$0.10	$0.78	$0.69

Weighted average shares outstanding
Basic	29,686	29,454	29,601	29,415
Diluted	29,845	29,709	29,804	29,670

Dividends per share	$5.14	$0.11	$5.50	$0.40

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	December 26, 2020		December 28, 2019
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$6,218	39.1%	$5,133	36.4%
Labor costs	3,645	22.9%	3,267	23.2%
Other restaurant operating expenses	2,657	16.7%	2,505	17.8%
Vendor rebates	(304)	(1.9)%	(442)	(3.1)%
Total cost of sales	$12,216	76.7%	$10,463	74.2%

	Fiscal Year Ended
	December 26, 2020		December 28, 2019
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$23,303	35.9%	$20,317	36.6%
Labor costs	15,801	24.3%	12,582	22.7%
Other restaurant operating expenses	10,821	16.6%	9,794	17.7%
Vendor rebates	(1,342)	(2.1)%	(1,588)	(2.9)%
Total cost of sales	$48,583	74.7%	$41,105	74.1%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended		Fiscal Year Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Domestic Franchised Activity:
Beginning of period	1,277	1,169	1,200	1,095
Openings	52	34	131	114
Closures	(1)	(3)	(5)	(8)
Acquired by Company	(1)	—	(6)	(1)
Re-franchised by Company	—	—	7	—
Restaurants end of period	1,327	1,200	1,327	1,200

Domestic Company-Owned Activity:
Beginning of period	31	30	31	29
Openings	—	1	2	1
Closures	—	—	—	—
Acquired by Company	1	—	6	1
Re-franchised to franchisees	—	—	(7)	—
Restaurants end of period	32	31	32	31

Total Domestic Restaurants	1,359	1,231	1,359	1,231

International Franchised Activity:
Beginning of period	171	141	154	128
Openings	8	13	26	31
Closures	—	—	(1)	(5)
Restaurants end of period	179	154	179	154

Total System-wide Restaurants	1,538	1,385	1,538	1,385

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Net income (loss)	$(6,410)	$3,047	$23,306	$20,476
Interest expense, net	4,018	4,184	16,782	17,136
Income tax expense (benefit)	(1,192)	1,663	3,637	5,289
Depreciation and amortization	2,231	1,465	7,518	5,484
EBITDA	$(1,353)	$10,359	$51,243	$48,385
Additional adjustments:
Loss on debt extinguishment and refinancing transactions (a)	13,816	—	13,816	—
Gain on disposal of assets, net (b)	156	—	(3,093)	—
Consulting fees (c)	1,358	1,630	1,358	1,630
Stock-based compensation expense (d)	2,251	2,165	8,558	6,974
Adjusted EBITDA	$16,228	$14,154	$71,882	$56,989

(a)Represents costs and expenses related to the refinancing of our securitized financing facility and payment of a special dividend; all transaction costs are included in Loss on debt extinguishment and refinancing transactions on the Consolidated Statements of Operations, with the exception of $151,000 during the year ended December 26, 2020 that is included in Selling, general and administrative expense on the Consolidated Statements of Operations.
(b)Represents a gain resulting from the re-franchise of company-owned restaurants to franchisees which is included in Gain on sale of restaurants and other expenses, net on the Consolidated Statements of Operations.
(c)Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in Selling, general and administrative expense on the Consolidated Statements of Operations.
(d)Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Numerator:
Net income (loss)	$(6,410)	$3,047	$23,306	$20,476
Adjustments:
Loss on debt extinguishment and refinancing transactions (a)	13,816	—	13,816	—
Gain on disposal of assets, net (b)	156	—	(3,093)	—
Consulting fees (c)	1,358	1,630	1,358	1,630
Tax effect of adjustments (d)	(3,664)	(390)	(2,887)	(390)
Adjusted net income	$5,256	$4,287	$32,500	$21,716

Denominator:
Weighted-average shares outstanding - diluted	29,845	29,709	29,804	29,670

Adjusted earnings per diluted share	$0.18	$0.14	$1.09	$0.73

(a)Represents costs and expenses related to the refinancing of our securitized financing facility and payment of a special dividend; all transaction costs are included in Loss on debt extinguishment and refinancing transactions with the exception of $151,000 during the year ended December 26, 2020 that is included in Selling, general and administrative expense on the Consolidated Statements of Operations.
(b)Represents a gain resulting from the re-franchise of company-owned restaurants to franchisees which is included in Gain on sale of restaurants and other expenses, net on the Consolidated Statements of Operations.
(c)Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in Selling, general and administrative expense on the Consolidated Statements of Operations.
(d)Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the periods ended December 26, 2020 and December 28, 2019, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.